EXHIBIT 10.5                                      CONFIDENTIAL TREATMENT
                                           GENOMETRIX INCORPORATED HAS REQUESTED
                                           THAT THE MARKED PORTIONS OF THIS
                                           DOCUMENT BE ACCORDED CONFIDENTIAL
                                           TREATMENT PURSUANT TO RULE 406 UNDER
                                           THE SECURITIES ACT OF 1933, AS
                                           AMENDED.



                           EXCLUSIVE LICENSE AGREEMENT

         This Exclusive License Agreement (hereinafter called "Agreement"), to be effective as of the 31st day of May, 1998 (hereinafter called "Agreement Date"), is by and between Baylor College of Medicine (hereinafter called "BAYLOR"), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Genometrix, Inc., a corporation organized under the laws of Delaware and having a principal place of business at 3608 Research Forest Drive, Suite B7, The Woodlands, Texas 77381, and its Affiliates (hereinafter, collectively referred to as "GENOMETRIX").

         WITNESSETH:

         WHEREAS, scientists at BAYLOR and GENOMETRIX have invented the Subject Technology (as defined below) under and pursuant to that certain Collaboration Agreement dated May 28, 1993, as amended November 5, 1993, among Houston Advanced Research Center (hereinafter called "HARC"), Massachusetts Institute of Technology (hereinafter called "MIT"), BAYLOR, Beckman Instruments, Inc. (hereinafter called "BECKMAN"), Microfab Technologies, Inc., Genosys Biotechnologies, Inc., Triplex Pharmaceutical Corporation, Laboratories for Genetic Services and GENOMETRIX (hereinafter called "the Collaboration Agreement") which agreement includes as Appendix C thereto the Technology Transfer and Royalty-Sharing Agreement dated May 28, 1993 among HARC, MIT and BAYLOR (the "Tech Transfer Agreement") under which inventions made by the parties thereto are jointly pooled and administered, a copy of which agreements are attached hereto as Exhibit A; and


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         WHEREAS, the aforementioned inventors have each assigned all their respective rights to the invention to his/her respective employers; and

         WHEREAS, pursuant to the Collaboration Agreement, BAYLOR notified MIT of the making of the invention of the Subject Technology which is defined in the Collaboration Agreement as a Foreground Invention, and MIT by its letter of February 6, 1996, notified BECKMAN of the disclosure by BAYLOR of the making of the invention of said Subject Technology; and

         WHEREAS, BECKMAN by its letter of September 10, 1996, notified MIT that BECKMAN had elected not to seek patent protection for the subject matter of the Subject Technology, a copy of which letters are attached as Exhibit B; and

         WHEREAS, pursuant to that certain Letter Agreement among BAYLOR, MIT and HARC dated April 30, 1997, a copy of which is attached hereto as Exhibit C, BAYLOR, MIT and HARC agreed: (i) that the Subject Technology is expressly excluded from the Tech Transfer Agreement; and (ii) that BAYLOR may in accordance therewith file patent applications on the Subject Technology and execute an exclusive license agreement with GENOMETRIX with respect to BAYLOR's rights in and to the Subject Technology; and

         WHEREAS, BAYLOR is willing to grant an exclusive, worldwide, perpetual license to BAYLOR's rights in and to the Subject Technology to GENOMETRIX on the terms set forth herein; and

         WHEREAS, GENOMETRIX desires to obtain said exclusive license to said rights under the Subject Technology.


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         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.       DEFINITIONS AS USED HEREIN

         1.1 The term "Subject Technology" shall mean United States Patent Application Serial No. 08/749,967, entitled "Integrated Nucleic Acid Hybridization Devices Based Upon Active Surface Chemistry," which was filed on November 14, 1996, on which Michael Hogan, Ph.D., Tom Powdrill, Ph.D., Bonnie Iverson, Du Xiao and Nobuko Akiyama, employees of BAYLOR (hereinafter collectively called "the Baylor Inventors") and Arnab Mallik, an employee of GENOMETRIX, are listed as inventors, together with all other pending United States patent applications or parts thereof and any United States patent which issues from any such pending applications and any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part, and extensions thereof, and all other counterpart, pending or issued patents in all other countries.

         1.2 The term "Licensed Product(s)" shall mean all products that incorporate, utilize or are made with the use of the Subject Technology.

         1.3 The term "Research Field" shall mean the research market.

         1.4 The term "Clinical Field" shall mean the clinical diagnostic market.

         1.5 The term "Net Sales" shall mean the gross amount of monies or cash equivalent or other consideration which is paid by unrelated third parties to GENOMETRIX for the Licensed Products by sale or other mode of transfer, less all trade, quantity and cash discounts actually allowed, credits, and allowances, actually granted on account of rejections, returns, or billing errors, duties, transportation and insurance, taxes and other governmental charges actually


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paid. The term "Net Sales" in the case of non-cash sales, shall mean the fair market value of all equivalent or other consideration received by GENOMETRIX for the Licensed Products.

         1.6 The term "Affiliates" shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty five percent (25%) or more owned by GENOMETRIX.

         1.7 The term "the Parties" shall mean GENOMETRIX and BAYLOR.

2.       GRANT OF LICENSE

         2.1 BAYLOR hereby grants to GENOMETRIX an exclusive, worldwide, perpetual right and license to BAYLOR's rights under the Subject Technology, with the right to grant sublicenses to make, have made, use, market, sell and offer to sell Licensed Products.

         2.2 The grant in Section 2.1 shall be further subject to and restricted by the following reserved rights:

                  (i) the use of the Subject Technology by BAYLOR, MIT and HARC for non-commercial research, patient care, teaching and other educationally related purposes;

                  (ii) the use of the Subject Technology by the Baylor Inventors for non-commercial research purposes at academic or research institutions;

                  (iii) the freedom from assertion with respect to any patents issued on the Subject Technology in-so-far as the use of the Subject Technology relates to Genosensor Systems (as defined in the Collaboration Agreement), specifically under and pursuant to Paragraph
         2.3 of the Collaboration Agreement; and

                  (iv) any non-exclusive license of the Subject Technology that BAYLOR, MIT, GENOMETRIX or any other party to the Collaboration Agreement is required by law or


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                                            CONFIDENTIAL MATERIAL OMITTED AND
                                            FILED SEPARATELY WITH THE SECURITIES
                                            AND EXCHANGE COMMISSION. ASTERISKS
                                            DENOTE SUCH OMISSIONS.

         regulation to grant to the United States of America or any agency thereof or to a foreign state pursuant to an existing or future treaty with the United States of America.

3.       PAYMENTS

         3.1 As full consideration for the rights conveyed by BAYLOR under this Agreement, GENOMETRIX shall pay BAYLOR a license fee of ******************** to recover the costs of filing the provisional patent application on the invention included within the Subject Technology upon reaching Net Sales of
 ******************.

         3.2 Should GENOMETRIX fail to make any payment whatsoever due and payable to BAYLOR hereunder, BAYLOR may, at its sole option, terminate this Agreement as provided in Paragraph 6.2.

         3.3 All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, to BAYLOR, or to the account of BAYLOR at such other bank as BAYLOR may from time to time designate by notice to GENOMETRIX.

         3.4 All payments shall be sent to the address listed in Paragraph 10.1.

4.       SUBLICENSES

         All sublicenses granted by GENOMETRIX of its rights hereunder shall be subject to the terms of this Agreement. GENOMETRIX shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of GENOMETRIX hereunder. Any act or omission of a sublicensee which would be a breach of


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this Agreement if performed by GENOMETRIX shall be deemed to be a breach by
GENOMETRIX of this Agreement. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this Agreement. GENOMETRIX shall give BAYLOR prompt notification and address of each sublicensee with whom it concludes a sublicense agreement and shall supply BAYLOR with a copy of each such sublicense agreement.

5.       PATENTS AND INFRINGEMENT

         5.1 GENOMETRIX agrees to pay all costs incident to the filing, prosecuting and maintaining of the Subject Technology in the United States and elected foreign countries, and any and all costs incurred in filing continuations, continuations-in-part, divisionals or related applications thereon and any re-examination or reissue proceedings thereof.

         5.2 In the event that GENOMETRIX decides not to: (i) continue prosecution of the Subject Technology to issuance or (ii) maintain any United States or foreign issued patent on the Subject Technology, GENOMETRIX shall timely notify BAYLOR in writing thereof in order that BAYLOR may continue: (i) said prosecution of such patent applications or (ii) said maintenance of issued patents at its own expense. GENOMETRIX's right under this Agreement to make, have made, use, market, sell or offer to sell the Subject Technology under this patent shall immediately terminate upon the giving of such notice. If GENOMETRIX fails to notify BAYLOR in sufficient time for BAYLOR to assume said costs, GENOMETRIX shall be considered in default of this Agreement.

         5.3 BAYLOR agrees to keep GENOMETRIX fully informed, at GENOMETRIX's expense, of all prosecutions and other actions pursuant to this Section 5, except for


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applications/patents for which GENOMETRIX elects to discontinue prosecution/maintenance, including submitting to GENOMETRIX copies of all official actions and responses thereto.

         5.4 BAYLOR agrees to reasonably cooperate with GENOMETRIX to whatever extent is reasonably necessary to procure the Subject Technology, including executing any and all documents reasonably required to provide GENOMETRIX the full benefit of the license granted herein.

         5.5 Each Party shall promptly inform the other of any suspected infringement of any claims in the Subject Technology or the misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Subject Technology by a third party and with respect to such activities as are suspected, GENOMETRIX shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. If GENOMETRIX fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then BAYLOR shall have the right, but not the obligation, to prosecute the same at its own expense. Should either BAYLOR or GENOMETRIX commence suit under the provisions of this Paragraph 5.5 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse of Subject Technology shall be apportioned as follows; the Party bringing the action or proceeding shall first recover an amount equal to two (2) times the costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding and the remainder shall be divided equally between GENOMETRIX and BAYLOR.


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         5.6 Neither BAYLOR nor GENOMETRIX shall settle any action covered by
Paragraph 5.5 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

         5.7 BAYLOR shall not be liable for any losses incurred as the result of an action for infringement brought against GENOMETRIX as the result of GENOMETRIX's exercise of any right granted under this Agreement. The decision to defend or not defend shall be in GENOMETRIX's sole discretion.

6.       TERM AND TERMINATION

         6.1 Unless earlier terminated as hereinafter provided, GENOMETRIX shall have a perpetual, royalty-free license to the Subject Technology.

         6.2 In the event of default or failure by GENOMETRIX to perform any of the terms, covenants or provisions of this Agreement, GENOMETRIX shall have thirty (30) days after the giving of written notice of such default by BAYLOR to correct such default. If such default is not corrected within the said thirty
(30) day period, BAYLOR shall have the right, at its option, to cancel, and terminate this Agreement. The failure of BAYLOR to exercise such right of termination for non-payment of fees or otherwise, shall not be deemed to be a waiver of any right BAYLOR might have, nor shall such failure preclude BAYLOR from exercising or enforcing said right upon any subsequent failure by GENOMETRIX.

         6.3 BAYLOR shall have the right, at its option, to cancel and terminate this Agreement in the event that GENOMETRIX shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii)


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make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for GENOMETRIX and GENOMETRIX shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings. In the event of termination of this Agreement, all of BAYLOR's rights in and to the Subject Technology shall revert to BAYLOR.

         6.4 At the date of any termination of this Agreement pursuant to Paragraph 6.2 hereof for breach by GENOMETRIX or pursuant to Paragraph 6.3 hereof, as of the receipt by GENOMETRIX of notice of such termination, all of BAYLOR's rights in and to the Subject Technology shall revert to BAYLOR.

         6.5 No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 4 and 11 shall survive termination of this Agreement.

7.       ASSIGNABILITY
         This Agreement shall be binding upon and shall inure to the benefit of BAYLOR and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of GENOMETRIX and the successor to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by GENOMETRIX without prior written approval by BAYLOR being first obtained, which approval shall not be unreasonably withheld.


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8.       GOVERNMENTAL COMPLIANCE

         GENOMETRIX shall at all times during the term of this Agreement and for so long as it shall use the Subject Technology or sell Licensed Products comply and cause its sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products or any other activity undertaken pursuant to this Agreement.

9.       GOVERNING LAW

         This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of Texas. This Agreement is expressly acknowledged to be subject to all federal laws including, but not limited to, the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

         This Agreement is performable in part in Harris County Texas. and the Parties mutually agree that personal jurisdiction and venue shall be proper in the state and federal courts situated in Harris County, Texas, and agree that any litigated dispute will be conducted solely in such courts.

10.      ADDRESSES

         10.1. All payments should be made payable to "Baylor College of Medicine" and should he sent to the address below:


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         BAYLOR Tax ID # 741613878
         Vice President & Director of Licensing
         BCM Technologies, Inc.
         1709 Dryden Road. Suite 901
         Houston, TX 77030

         10.2 All notices or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

         In the case of BAYLOR:                      With a copy to:
         Senior Vice President & General Counsel     Vice President & Director
         Baylor College of Medicine                  of Licensing
         One Baylor Plaza                            BCM Technologies. Inc.
         Houston, TX 77030                           1709 Dryden Road, Suite 901
                                                     Houston, TX 77030
         In the case of GENOMETRIX
         President
         Genometrix, Inc.
         3608 Research Forest Drive
         Suite B7
         The Woodlands, TX 77381

11.      ADDITIONAL PROVISIONS

         11.1 USE OF BAYLOR/MIT/HARC NAME. GENOMETRIX agrees that it shall not use in any way the names "Baylor College of Medicine," Massachusetts Institute of Technology" or Houston Advanced Research Center" or any logotypes or symbols associated with BAYLOR. MIT or HARC or the names of any of the scientists or other researchers at BAYLOR. MIT or HARC, respectively, without the prior written consent of BAYLOR, MIT or HARC, as the case may be.

         11.2 REPRESENTATION OF GENOMETRIX. GENOMETRIX represents and warrants that as a party thereto, it has read and understands (i) the Collaboration Agreement and all exhibits


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thereto, (ii) all of the rights and obligations of the parties thereto and (iii)
the Letter Agreement and the letters referenced in the "whereas" clauses at the beginning of this Agreement.

         11.3 INDEMNITY. Each Party shall notify the other of any claim, lawsuit or other proceeding related to the Subject Technology. SUBJECT TO THE FOLLOWING SENTENCE, GENOMETRIX AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS BAYLOR, MIT, HARC, AND EACH OF THEIR RESPECTIVE FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, OFFICERS, TRUSTEES, DIRECTORS, AND AGENTS AND EACH OF THEM (THE "INDEMNIFIED PARTIES"), FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF THE DESIGN, PROCESS, MANUFACTURE OR USE BY ANY PERSON OR PARTY OF THE SUBJECT TECHNOLOGY, OR ANY OTHER EMBODIMENT OF THE SUBJECT TECHNOLOGY EVEN THOUGH SUCH CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS AND THE COSTS (INCLUDING ATTORNEY'S FEES) RELATED THERETO RESULT IN WHOLE OR IN PART FROM THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES OR ARE BASED UPON DOCTRINES OF STRICT LIABILITY. Notwithstanding any provisions herein to the contrary, BAYLOR shall indemnify GENOMETRIX for any claims for injuries to persons or property damage which occur on BAYLOR premises or premises under the exclusive control of BAYLOR. GENOMETRIX will also assume responsibility for all costs and expenses related to such claims and lawsuits for which it is obligated to indemnify the Indemnified Parties pursuant to this Paragraph 11.3, including, but not limited to, the payment of all reasonable attorneys' fees and costs of litigation or other defense.

         11.4     INSURANCE.

                  (i) GENOMETRIX shall, for so long as GENOMETRIX manufactures, uses or sells any Licensed Product(s) in the Research Field, maintain in fill force and effect


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                                            CONFIDENTIAL MATERIAL OMITTED AND
                                            FILED SEPARATELY WITH THE SECURITIES
                                            AND EXCHANGE COMMISSION. ASTERISKS
                                            DENOTE SUCH OMISSIONS.

         policies of (i) worker's compensation and/or employers' liability insurance within statutory limits and (ii) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than ********************* per occurrence with an annual aggregate of *********************. Such coverage(s) shall be purchased from a carrier or carriers deemed acceptable to BAYLOR. Upon request by BAYLOR. GENOMETRIX shall provide to BAYLOR copies of said policies of insurance.

                  (ii) GENOMETRIX shall, for so long as GENOMETRIX manufactures, uses or sells any Licensed Product(s) in the Clinical Field, maintain in full force and effect policies of (i) worker's compensation and/or employers' liability insurance within statutory limits and (ii) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than ********************** per occurrence with an annual aggregate of *********************** and (iii) products liability insurance, with limits of not less than ************************ per occurrence with an annual aggregate of *********************. Such coverage(s) shall be purchased from a carrier or carriers deemed acceptable to BAYLOR and shall name BAYLOR as an additional insured. Upon request by BAYLOR, GENOMETRIX shall provide to BAYLOR copies of said policies of insurance.

         11.5 BAYLOR'S DISCLAIMERS. Neither BAYLOR, MIT, HARC nor any of their respective faculty members, researchers, trustees, officers, employees, directors, or agents assume any responsibility for the manufacture, product specifications, sale or use of the Subject Technology or the Licensed Products which are manufactured by or sold by GENOMETRIX.


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         11.6 INDEPENDENT CONTRACTORS. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent. representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

         11.7 DISCLAIMER OF WARRANTY. BAYLOR, MIT AND HARC MAKE NO WARRANTIES OR REPRESENTATIONS EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS AND BAYLOR, MIT AND HARC MADE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF THE PATENTABILITY OF THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.

         11.8 NON-WAIVER. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the


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terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

         11.9 REFORMATION. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words. sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

         11.10 FORCE MAJEURE. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

         11.11 ENTIRE AGREEMENT. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.


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         IN WITNESS WHEREOF, the Parties hereto have executed and delivered this
Agreement in multiple originals be their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

GENOMETRIX, INC.                            BAYLOR COLLEGE OF MEDICINE


Name: /s/Mitchell D. Eggers                 Name: /s/W. Dalton Tomlin
      ---------------------------                 ------------------------------

Title: President & CEO                      Title: Senior Vice President &
                                                    General Counsel

Date: 7/20/98                               Date: 6/1/98



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